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                                                                   EXHIBIT 12


             CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                AND PREFERRED DIVIDEND REQUIREMENTS


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                                                                         Twelve Months Ended
                                              -----------------------------------------------------------------------------------
                                               12/31/97        9/30/97       9/30/96       12/31/95       12/31/94      12/31/93
                                              -----------     ---------    ----------    -----------     ----------    ----------
                                              (unaudited)
                                                                               (dollars in thousands)


Fixed charges, as defined:
 Interest expense                             $   9,563          9,436         10,101          9,938         8,090    $   7,038
 Amortization of debt
   issuance expense                                 613            612            612            606           593          562
                                             -----------     ----------    -----------     ----------   -----------   -----------

   Total fixed charges                        $  10,176         10,048         10,713         10,544         8,683        7,600
                                             -----------     ----------    -----------     ----------   -----------   -----------


Earnings, as defined:
 Net earnings                                 $   9,862         10,627          8,211          7,732         5,760     $  9,103
 Add (deduct):
  Income taxes                                    6,071          6,263          4,272          4,508         3,505        5,224
  Cumulative effect of change
    in accounting method                             -              -              -              -             -          (209)

  Fixed charges                                  10,176         10,048         10,713         10,544         8,683        7,600
                                             -----------     ----------    -----------     ----------   -----------   -----------

   Total earnings                             $  26,109         26,938         23,196         22,784        17,948    $  21,718
                                             -----------     ----------    -----------     ----------   -----------   -----------
Ratio of earnings to
     fixed charges                                 2.57           2.68           2.17           2.16          2.07         2.86
                                             -----------     ----------    -----------     ----------   -----------   -----------


Fixed charges and preferred
 dividend requirements:
   Fixed charges                              $  10,176         10,048         10,713         10,544         8,683     $  7,600
   Preferred dividend
     requirements                                   819            811            819            853           898          913
                                             -----------     ----------    -----------     ----------   -----------   -----------


   Total                                      $  10,995         10,859         11,532         11,397         9,581     $  8,513
                                             -----------     ----------    -----------     ----------   -----------   -----------

Ratio of earnings to fixed charges and
   preferred dividend requirements                 2.37           2.48           2.01           2.00          1.87         2.55
                                             -----------     ----------    -----------     ----------   -----------   -----------

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